EXHIBIT 10.3 - EXCLUSIVE LICENSE AGREEMENT BETWEEN INFO-HOLD, INC. AND JOEY C. HAZENFIELD DATED DECEMBER 8, 2003

Exclusive License Agreement

Whereas, Joey C. Hazenfield ("Hazenfield") is the inventor and owner of the devices, systems and methods covered under U.S. Patents 6,272,211 B1 and 5,870,461 and 5,920,616 the owner of all right's and title thereto; and

Whereas, Info-Hold, Inc., ("Info-Hold") as Licensee under the Hazenfield Patents, has a compelling business interest in deterring unlicensed use and infringement of said Patents; and

Whereas, Info Hold, Inc. Request from ("Hazenfield") such Exclusive agreement and Hazenfield Grants such Agreement.

Now therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.
This Agreement is in partial consideration of, was contemplated by, and hereby specifically references the Licensing Agreement made between the parties on September 25, 1995. "This is an addendum to the existing Agreement" all provisions of prior agreement are incorporated by this agreement and remain in full force and effect with the exception of exclusive Rights of specified Patents on the face of this agreement.

2.
Hazenfield grants to Info-Hold the sole and exclusive right to bring and/or defend any cause of action in which the subject matter involves any device, system or method which are part of the on-hold messaging systems and methods referenced by any of Hazenfield's listed Patents on this document.

3.
The rights granted herein specifically include, but are not limited to, the right for Info-Hold to sue for present damages, past damages, and future damages, as well as injunctive or other relief, against any party or parties whom Hazenfield or Info-Hold believe have infringed any of the Patents contemplated by this Agreement.

4.
Hazenfield further grants to Info-Hold the right to grant sub-licenses under Hazenfield's Patents, including as part of any litigation or settlement of any legal action brought or defended by Info-Hold.

5.	Info-Hold may not assign any rights granted under this Agreement without the express, written consent of Hazenfield.
6.	Hazenfield agrees to cooperate with Info-Hold regarding any litigation. contemplated by this Agreement, but by the terms of this agreement, Hazenfield cannot and will not be. ,a Party in Interest.,.
7.
The parties agree that thr :provisions of this Agreement are severable, and if one or more provisions are determined to be illegal qt unenforceable, in whole or in part, the remaining provisions, or parts.thereof, shall remain binding and enforceable.

8.	The Board of Directors of Info-Hold, Inc has approved such an agreement and its provisions incorporated herein.

In witness whereof Hazenfield and Info-Hold have executed this Agreement on this 8th of December, 2003.

S/S_Joey C. Hazenfield
Joey C. Hazenfield 7345 Eastborne Road Cincinnati, OH 45255

s/s Daniel J. Wood, Esq.
Daniel J. Wood, Esq., General Counsel INFO-HOLD, INC. 4120 Airport Road

Cincinnati, OH 45226